Exhibit 99.1
INVERNESS MEDICAL INNOVATIONS ANNOUNCES
FIRST QUARTER 2008 RESULTS

     WALTHAM, MA...April 24, 2008...Inverness Medical Innovations, Inc. (AMEX: IMA), a global leader in rapid point-of-care diagnostic products, today announced its financial results for the quarter ended March 31, 2008.
     In the first quarter of 2008, the Company recorded net revenue of $372.2 million compared to net revenue of $159.0 million in the first quarter of 2007. The revenue increase was primarily due to increased product and service revenue in our Professional Diagnostics segment which grew from $83.8 million in the first quarter of 2007 to $259.6 million in 2008, principally as a result of businesses acquired which contributed $152.4 million of the increased product and service revenue. Also contributing to the net revenue increase was product and service revenue provided by our newly formed Health Management segment totaling $45.2 million in the first quarter of 2008. In addition, total royalty and license revenue grew from $5.2 million in the first quarter of 2007 to $10.9 million in 2008, principally as a result of businesses acquired which contributed $4.4 million of the increased royalty and license revenue. As a result of the formation of our Consumer Diagnostics joint venture with The Procter & Gamble Company, we no longer consolidate the third party revenues earned on sales of consumer products sold through the joint venture and instead recognized product sales to the joint venture of $28.9 million in the first quarter of 2008 compared to pre-joint venture formation revenues of $49.9 million in the first quarter of 2007. Despite the $21.0 million of decreased revenues included in our consolidated results, underlying Consumer Diagnostics revenues recorded by the joint venture increased to $54.7 million in the first quarter of 2008 compared to $49.9 million in the first quarter of 2007.
     For the first quarter of 2008, the net loss prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $4.2 million, or $0.05 per diluted common share, compared to net income of $6.3 million, or $0.14 per diluted common share, for the first quarter of 2007. The Company reported adjusted cash basis net income of $39.1 million, or $0.48 per diluted common share, for the first quarter of 2008, compared to adjusted cash basis net income of $14.3 million, or $0.31 per diluted common share, for the first quarter of 2007.
     The Company’s GAAP results for the first quarter of 2008 include amortization of $40.0 million, $16.3 million of restructuring charges, $5.6 million of stock-based compensation expense, a $1.7 million charge related to the write-up to fair market value of inventory acquired in connection with the acquisitions of Panbio Limited and BBI Holdings Plc, and a net realized foreign currency loss of $1.7 million associated with a cash escrow established in connection with the BBI acquisition. GAAP results for the first quarter of 2007 include amortization of $6.5 million, a $0.6 million restructuring charge, $1.6 million of non-cash stock-based compensation expense and $0.2 million of deferred financing costs related to the repayment of outstanding debt. These amounts, net of tax, have been excluded from the adjusted cash basis net income per common share for the respective quarters.
     A detailed reconciliation of the Company’s adjusted cash basis net income, which is a non-GAAP financial measure, to net loss under GAAP, as well as a discussion regarding this non-GAAP financial measure, is included in the schedules to this press release.
     In connection with the review of the current quarter’s results, two errors affecting the Company’s previously reported fourth quarter 2007 results were noted as requiring correction. The first error was the understatement of the fourth quarter 2007 income tax provision by $1.8 million for a non-cash charge related to the write off of in-process research and development expense recorded during the quarter. The second error was a $2.4 million understatement of non-cash amortization expense to sales and marketing related to a 2007 acquisition. The Company will file the required 8-K relating to the restatement, as well as an amendment to its Form 10-K to correct its previously reported 2007 results.
     The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, April 24, 2008, to discuss these results as well as other corporate matters. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
     The conference call can be accessed by dialing 973-582-2700 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com. It is also available via link at http://audioevent.mshow.com/343993/ using Real Player or Windows Media. An on-demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.cfm) two hours after the end of the call and will be accessible for 30 days. Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 30 days.
     For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.
     By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life. A global leader in rapid point-of-care diagnostics, Inverness’ products, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts.
Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and
Reconciliation to Non-GAAP Adjusted Cash Basis Amounts
(in $000s, except per share amounts)

	Three Months Ended March 31, 2008						Three Months Ended March 31, 2007
					Non-GAAP						Non-GAAP
					Adjusted						Adjusted
			Non-GAAP		Cash				Non-GAAP		Cash
	GAAP		Adjustments		Basis (a)		GAAP		Adjustments		Basis (a)

Net revenue	$372,233		$—		$372,233		$158,979		$—		$158,979
Cost of revenue	191,843		(23,614)	(b) (c) (d) (e)	168,229		80,641		(3,128)	(b) (d)	77,513

Gross profit	180,390		23,614		204,004		78,338		3,128		81,466

Gross margin	48%				55%		49%				51%

Operating expenses:
Research and development	30,925		(5,380)	(b) (c) (d)	25,545		12,009		(1,063)	(b) (d)	10,946
Selling, general and administrative	134,687		(34,327)	(b) (c) (d)	100,360		50,990		(4,387)	(b) (c) (d)	46,603

Total operating expenses	165,612		(39,707)		125,905		62,999		(5,450)		57,549

Operating income	14,778		63,321		78,099		15,339		8,578		23,917
Interest and other income (expense), net	(20,995)		1,933	(b) (f)	(19,062)		(3,155)		317	(b) (g)	(2,838)
Income tax (benefit) provision	(880)		21,966	(h)	21,086		5,879		867	(h)	6,746
Equity earnings of unconsolidated entities, net of tax	1,163		—		1,163		—		—		—

Net (loss) income	$(4,174)		$43,288		$39,114		$6,305		$8,028		$14,333

Net (loss) income per common share:
Basic	$(0.05)				$0.51		$0.14				$0.32

Diluted	$(0.05	) (i)			$0.48	(j)	$0.14	(k)			$0.31	(k)

Weighted average shares — basic	77,244				77,244		44,446				44,446
Weighted average shares — diluted	77,244	(i)			83,124	(j)	46,198	(k)			46,198	(k)

(a)	In calculating net income or loss on an adjusted cash basis, the Company excludes from net income or loss (i) certain non-cash charges including amortization expense and stock-based compensation expense, (ii) non-recurring charges and income, and (iii) certain other charges and income that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in its business. In determining whether a particular item meets one of these criteria, management considers facts and circumstances that it believes are relevant. Management believes that excluding such charges and income from income or loss allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner. Due to the frequency of their occurrence in its business, the Company does not adjust net income or loss for the costs associated with litigation, including payments made or received through settlements. It should be noted that “net income or loss on an adjusted cash basis” is not a standard financial measurement under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net income or loss or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP.

(b)	Amortization expense of $40.0 million and $6.5 million in the first quarter of 2008 and 2007 GAAP results, respectively, including $12.0 million and $3.0 million charged to cost of sales, $0.8 million and $0.8 million charged to research and development, $27.0 million and $2.6 million charged to selling, general and administrative, and $0.2 million and $0.1 million charged to other income, in the respective quarters.

(c)	Restructuring charges associated with the decision to close facilities of $16.3 million and $0.6 million for the first quarter of 2008 and 2007 GAAP results, respectively. The $16.3 million charge for the first quarter of 2008 includes: $9.7 million charged to cost of sales, $3.4 million charged to research and development and $3.2 million charged to selling, general and administrative expense. The $0.6 million charge for the first quarter of 2007 was charged to selling, general and administrative expense. These charges have been excluded from net income or loss because they have a significant impact on results yet do not occur on a consistent or regular basis in the Company’s business.

(d)	Compensation costs of $5.6 million and $1.6 million associated with stock-based compensation expense for the first quarter of 2008 and 2007 GAAP results, respectively, including $0.3 million and $0.1 million charged to cost of sales, $1.2 million and $0.2 million charged to research and development and $4.1 million and $1.3 million charged to selling, general and administrative, in the respective quarters.

(e)	Write-off in the amount of $1.7 million during the first quarter of 2008, relating to inventory write-ups recorded in connection with the acquisitions of Panbio Limited and BBI Holdings Plc.

(f)	A $1.7 million net realized foreign currency loss associated with a cash escrow established in connection with the acquisition of BBI Holdings Plc.

(g)	Write-off of $0.2 million in deferred financing costs related to repayment of outstanding debt.

(h)	Tax effect on adjustments as discussed above in notes(b), (c), (d), (e), (f) and (g).

(i)	For the three months ended March 31, 2008, potential diluted shares were not used in the calculation of diluted net loss per common share under GAAP because inclusion thereof would be antidilutive.

(j)	Included in the weighted average dilutive common shares for the calculation of net income per common share on an adjusted cash basis for the three months ended March 31, 2008 are dilutive shares consisting of 5,880,000 common stock equivalent shares from the potential exercise of stock options and warrants and conversion of convertible debt. The net income per diluted share calculation for the three months ended March 31, 2008, on an adjusted cash basis, is calculated as if the convertible debt was converted resulting in net income available to common shareholders of $39.9 million.

(k)	Included in the weighted average dilutive common shares for the calculation of net income per common share on a GAAP and adjusted cash basis for the three months ended March 31, 2007 are dilutive shares consistin 1,752,000 common stock equivalent shares from the potential exercise of stock options and warrants.

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in $000s)

	March 31,	December 31,
	2008(1)	2007(1)
	(unaudited)	(unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$402,877	$414,732
Restricted cash	1,869	141,869
Marketable securities	1,995	2,551
Accounts receivable, net	198,549	163,380
Inventories, net	156,291	148,231
Prepaid expenses and other current assets	142,853	82,211

Total current assets	904,434	952,974

PROPERTY, PLANT AND EQUIPMENT, NET	273,039	267,880
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	3,704,123	3,494,174
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	151,839	165,731

Total assets	$5,033,435	$4,880,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$21,676	$21,096
Other current liabilities	330,967	257,812

Total current liabilities	352,643	278,908

LONG-TERM LIABILITIES:
Notes payable, net of current portion	1,372,863	1,366,753
Deferred tax liability	363,640	326,128
Other long-term liabilities	332,098	322,303

Total long-term liabilities	2,068,601	2,015,184

TOTAL STOCKHOLDERS’ EQUITY	2,612,191	2,586,667

Total liabilities and stockholders’ equity	$5,033,435	$4,880,759

(1) December 31, 2007 amounts have been adjusted to reflect the correction of certain errors and their related estimated tax effects. The Company will amend its Form 10-K to correct its previously reported results. Amounts presented above related to the estimated tax effects of the corrections may differ from those included in the amended Form 10-K upon finalization of the restatement.